EX-FILING FEES

Calculation of Filing Fee Tables

Schedule 14A
(Form Type)

Hanger, Inc.

(Exact Name of Registrant as Specified in its Charter)

N/A

(Translation of Registrant’s Name into English)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$765,233,621	(1)(2)	0.0000927	$70,938	(2)
Fees Previously Paid	—			—
Total Transaction Valuation	$765,233,621
Total Fees Due for Filing				$70,938
Total Fees Previously Paid				—
Total Fee Offsets				—
Net Fee Due				$70,938

(1)	Aggregate number of securities to which transaction applies: As of July 18, 2022, the maximum number of shares of common stock to which this transaction applies is estimated to be 40,984,707, which consists of (a) 39,118,492 shares of common stock entitled to receive the per share merger consideration of $18.75; (b) 252,908 shares of common stock underlying company stock options entitled to receive the per share merger consideration of $18.75 minus any applicable exercise price; and (c) 1,613,307 shares of common stock to settle outstanding restricted stock units (including performance-based restricted stock units), which may be entitled to receive the per share merger consideration of $18.75.

(2)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 18, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 39,118,492 shares of common stock and the per share merger consideration of $18.75; (b) the product of 252,908 shares of common stock underlying company stock options and $5.98 (which is the difference between the per share merger consideration of $18.75 and the weighted average exercise price of $12.77); and (c) the product of 1,613,307 shares of common stock to settle outstanding restricted stock units (including performance-based restricted stock units) and the per share merger consideration of $18.75. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.